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                               [STORAGETEK LOGO]

                         STORAGE TECHNOLOGY CORPORATION
                              2270 SO. 88TH STREET
                        LOUISVILLE, COLORADO 80028-0001

                             ---------------------

                         SUPPLEMENT TO PROXY STATEMENT

                             ---------------------

                                    GENERAL

ANNUAL MEETING

     This Supplement provides updated information with respect to the Annual Meeting of Stockholders of Storage Technology Corporation ("Company" or "StorageTek"), a Delaware corporation, to be held on Thursday, May 30, 1996, at 10:00 a.m., MDT, or at any adjournment or postponement thereof, at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado 80302, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated April 10, 1996 (the "Notice").

     The Notice, Proxy Statement dated April 10, 1996, Proxy and the Company's 1995 Annual Report were mailed on or about April 10, 1996, to all stockholders entitled to vote at the meeting. This Supplement was mailed on or about May 23, 1996, to all stockholders entitled to vote at the meeting.

     Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote by proxy or at the meeting.

PURPOSE OF SUPPLEMENT

     The purpose of this Supplement is to replace one of the nominees on the slate of directors proposed by the Company for election at the meeting. The new proposed slate of directors includes all nominees set forth in the Proxy Statement, except Ryal R. Poppa, plus one additional nominee who was recently appointed as a director of the Company (the "New Nominee"), to fill the vacancy created by Mr. Poppa's resignation, for a total number of 11 directors.

REVOCABILITY OF PROXIES

     Stockholders may revoke any Proxy given pursuant to the solicitation made by the Proxy Statement upon delivery to the Company of a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. New proxy cards may be obtained upon oral or written request from W. Russell Wayman or Lizbeth J. Stenmark, Secretary and Assistant Secretary, respectively, of the Company, at 2270 So. 88th Street, Louisville, Colorado 80028, telephone (303) 673-3128, facsimile (303) 673-4151. The Company will accept written notices of revocation and proxies by facsimile at such number.
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                               RECENT DEVELOPMENT

     On May 23, 1996, the Company announced the appointment of David E. Weiss as the new Chairman of the Board, President and Chief Executive Officer of StorageTek, succeeding Ryal R. Poppa, who resigned from his positions as an officer and director of the Company effective on such date. The Board also appointed Mr. Weiss as a director to fill the vacancy on the Board of Directors created by Mr. Poppa's resignation from the Board. See "ELECTION OF DIRECTORS" below. Mr. Poppa currently intends to continue to serve in an advisory capacity to the Board and as an employee of the Company until January 20, 1997. See "RETIREMENT AGREEMENT WITH MR. POPPA" below.

                             ELECTION OF DIRECTORS

     In accordance with the Company's bylaws, the Board of Directors has reduced the number of Directors constituting the entire Board of Directors of the Company from 12 to 11 effective as of the date of the Annual Meeting. At this Annual Meeting, 11 Directors are to be elected to serve until the next Annual Meeting or until their respective successors shall be elected and qualified. The nominees include all of the Company's nominees set forth in the Proxy Statement, with the exception of Mr. Poppa, who has been replaced on the Board by Mr. Weiss. The slate of nominees therefore includes all of the persons who currently serve as a Director (including the New Nominee) except for Robert Wilson, who is retiring from the Board. The 11 nominees are set forth below.

     Because Mr. Poppa has become unavailable to serve as a Director, shares represented by proxies received by the Company will be voted for the remaining ten nominees and for Mr. Weiss, who is the substitute nominee designated by the Governance and Nominating Committee of the Board of Directors. The Governance and Nominating Committee knows of no reason why any other nominees will be unavailable or unable to serve. The following are the Company's nominees for the Board of Directors:

                                                                       DIRECTOR
                                                                        SINCE       AGE
                                                                       --------     ---
        David E. Weiss...............................................    1996       52
        Judith E.N. Albino...........................................    1991       52
        William L. Armstrong.........................................    1991       59
        Robert A. Burgin.............................................    1978       71
        Paul Friedman................................................    1987       71
        William R. Hoover............................................    1995       66
        Stephen J. Keane.............................................    1987       67
        Robert E. LaBlanc............................................    1979       62
        Robert E. Lee................................................    1989       60
        Harrison Shull...............................................    1983       72
        Richard C. Steadman..........................................    1970       63

     Biographical information with respect to all nominees except the New Nominee and share ownership information with respect to all nominees is set forth in the Proxy Statement under the captions "ELECTION OF DIRECTORS" and "VOTING SECURITIES OF THE COMPANY -- SECURITY OWNERSHIP".

     Mr. Weiss was appointed as Chairman of the Board, President and Chief Executive Officer effective May 23, 1996. From March 1995 to May 1996, he was Executive Vice President and Chief Operating Officer. Mr. Weiss served as Executive Vice President of Systems Development from January 1993 to March 1995. He was a Senior Vice President of Marketing and Program Management Process from June 1992 to January 1993 and Corporate Vice President of Market Planning from August 1991 to June 1992. From March 1991 through August 1991, he was a Staff Vice President reporting to the Chief Executive Officer. Information regarding Mr. Weiss' compensation during 1993, 1994 and 1995 is set forth under the caption "COMPENSATION OF EXECUTIVE OFFICERS" in the Proxy Statement. On May 22, 1996, the Company and Mr. Weiss entered into an agreement concerning the terms of his employment. The agreement is for a term of
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three years and provides for annual base compensation of $550,000 and participation in the MBO bonus program at a bonus percentage of 70%. In the event of an involuntary termination without cause, or in the event of death, the agreement provides for a severance payment equal to the greater of (i) the sum of his current rate of annual base compensation for 12 months; and 100% of the then-current bonus percentage (whether or not such bonus would have been otherwise payable); and (ii) the balance of all amounts payable under his agreement. In the event of a change in control followed by voluntary termination within 24 months, Mr. Weiss would receive an amount equal to twice his annual base salary plus two times 100% of the then-current bonus amount, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. In addition, the agreement provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits shall either be delivered in full or shall be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to Mr. Weiss. The agreement also provides for medical and life insurance, financial services and an automobile allowance. Mr. Weiss also was granted stock options to purchase 250,000 shares of Common Stock with an exercise price of $34.375, the fair market value on the date of grant, that will vest based upon tenure and Company performance considerations.

                      RETIREMENT AGREEMENT WITH MR. POPPA

     The Company and Mr. Poppa entered into an agreement on May 23, 1996, concerning the terms of his retirement from the positions as Chairman, President and Chief Executive Officer. Under the terms of the agreement, Mr. Poppa will be employed by the Company in an advisory position reporting to the lead director through January 20, 1997. Mr. Poppa will continue to receive his annual base compensation of $650,000 and will be eligible to receive a bonus payment of $200,000 if the 1996 MBO plan performance target is fully met. Upon his retirement, Mr. Poppa's outstanding restricted stock will vest and he will be entitled to receive his vested stock options. During the term of the agreement, Mr. Poppa will not be granted any additional stock options, but will receive standard corporate officer benefits through the termination of the agreement. Upon his retirement from the Company, Mr. Poppa will be entitled to receive deferred compensation and medical and life insurance coverage pursuant to the terms of the Company's existing plans.

                                 OTHER MATTERS

     The Company knows of no matters to be submitted to the meeting other than those presented in the Proxy Statement, as amended and supplemented by this Supplement. If any other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote the shares they represent in accordance with their best judgment on such matters.

                                                 BY ORDER OF THE BOARD OF
                                                 DIRECTORS



                                                 W. Russell Wayman,
                                                 Corporate Vice President,
                                                 General Counsel and Secretary

May 23, 1996
Louisville, Colorado